Exhibit 5.1

[Cleary Gottlieb Steen & Hamilton LLP Letterhead]

October 5, 2011

Standard Microsystems Corporation
80 Arkay Drive
Hauppauge, New York 11788

Re: Standard Microsystems Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Standard Microsystems Corporation, a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 1,000,000 shares of the Company's common stock, par value $0.10 per share (the "Shares"), to be issued under the Standard Microsystems Corporation 2009 Long Term Incentive Plan (the "Plan").

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have further received a letter dated October 5, 2011 from Walter Siegel, General Counsel of the Company, representing to us that the Company has available for issuance a sufficient number of authorized shares to deliver the Shares under the Plan, and are relying on such representation.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices not less than the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ MICHAEL J. ALBANO
Michael J. Albano, a partner